Exhibit 99.1

BioTime to Launch Seven New Embryonic Progenitor Cell Lines on September 1, 2010

ALAMEDA, Calif.--(BUSINESS WIRE)--August 26, 2010--BioTime, Inc. (NYSE Amex: BTIM) announced today that it will launch seven new human embryonic progenitor cell lines and seven novel culture media for these lines on September 1, 2010. These progenitor lines were produced from embryonic stem cells using the Company’s ACTCellerateTM technology.

Human embryonic progenitor cells are intermediate in the developmental process between embryonic stem cells and fully differentiated cells. The cells may possess the ability to become a wide array of cell types with potential applications in research, drug discovery, and potential novel regenerative stem cell therapies. The cells are relatively easy to manufacture on a large scale and in a purified state, which may make it advantageous to work with these cells compared to the direct use of human embryonic stem cells. The seven new cell lines have markers of diverse mesoderm and neural crest cell types and are designated W11, Z2, SK31, SM35, T36, EN51, and EN55. In addition to offering these new cell lines, BioTime will also simultaneously launch corresponding cell culture media and differentiation kits. Information about the products will be available online at www.embryome.com/products.htm beginning September 1, 2010.

BioTime wishes to clarify that it does not use or depend upon U.S. federal grant funding to develop its products, nor does the company depend upon sales to federally funded research projects. The majority of the target market for BioTime's research products is and has always been researchers that are not funded by U.S. NIH grants, the only research funding that has been suspended because of the recent U.S. District Court decision in Sherley v. Sebelius. These other researchers include international researchers, private researchers, and researchers funded by other U.S. governmental entities such as CIRM (California Institute for Regenerative Medicine).

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. BioTime’s subsidiary OncoCyte Corporation focuses on the therapeutic applications of stem cell technology in cancer. Another subsidiary, OrthoCyte Corporation, is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. BioTime plans to develop therapeutic products in China for the treatment of ophthalmologic, skin, musculo-skeletal system, and hematologic diseases, including the targeting of genetically modified stem cells to tumors as a novel means of treating currently incurable forms of cancer, through its subsidiary BioTime Asia, Limited. BioTime’s Singapore subsidiary, ES Cell International Pte Ltd, has been at the forefront of advances in human embryonic stem (“hES”) cell technology, being one of the earliest distributors of hES cell lines to the research community. ESI has produced clinical-grade human embryonic stem cell lines that were derived following principles of good manufacturing practice and currently offers them for potential use in therapeutic product development. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, Embryome Sciences, OncoCyte, OrthoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com